December 2012
Preliminary Terms No. 507
Registration Statement No. 333-178081
Dated December 26, 2012
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due December 30, 2015
Buffered Performance Leveraged Upside SecuritiesSM
The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the underlying shares have appreciated in price, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity.  If the underlying shares have depreciated in value, but the underlying shares have not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par.  If the underlying shares have declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity.  The Buffered PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying shares.  Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Buffered PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	December 30, 2015
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund
Aggregate principal amount:	$
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%: $1,000
▪ If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%:
($1,000 x share performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $100 per Buffered PLUS.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Initial share price:	$ , which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Valuation date:	December 27, 2015, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$1,961 per Buffered PLUS (196.1% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Interest:	None
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	December 26, 2012
Original issue date:	December 31, 2012 (3 business days after the pricing date)
CUSIP:	61761JBD0
ISIN:	US61761JBD00
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Buffered PLUS	$1,000	$1	$999
Total	$	$	$

(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $1 for each Buffered PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Buffered PLUS” at the end of this document.

Product Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due December 30, 2015
Buffered Performance Leveraged Upside SecuritiesSM

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund (the “Buffered PLUS”) due December 30, 2015 can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares

▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

▪
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlying shares

Maturity:	Approximately 3 years
Leverage factor:	200%
Maximum payment at maturity:	$1,961 per Buffered PLUS (196.1% of the stated principal amount)
Buffer amount:	10%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount). Investors may lose up to 90% of the stated principal amount of the Buffered PLUS
Coupon:	None

Key Investment Rationale

Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance of the asset.  Once the asset has decreased in value by more than a specified buffer amount, investors are exposed to the negative performance of the asset, subject to the minimum payment at maturity.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated and (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity.  Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Upside Scenario
The underlying shares increase in price and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 200% of the share percent increase, subject to the maximum payment at maturity of $1,961 per Buffered PLUS (196.1% of the stated principal amount).

Par Scenario	The underlying shares decline in price by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario
The underlying shares decline in price by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the intial share price, plus the buffer amount of 10%.  (Example: if the underlying shares decrease in price by 30%, the Buffered PLUS will redeem for $800, or 80% of the stated principal amount.)  The minimum payment at maturity is $100 per Buffered PLUS.

December 2012	Page 2

Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due December 30, 2015
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$1,961 per Buffered PLUS (196.1% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪
Upside Scenario. If the final share price is greater than the initial share price, investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the maximum payment at maturity.  Under the terms of the Buffered PLUS, an investor will realize the maximum payment at maturity of $1,961 per Buffered PLUS (196.1% of the stated principal amount) at a final share price of 148.05% of the initial share price.

▪
Par Scenario.  If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

▪
Downside Scenario.  If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the price of the underlying shares from the initial share price, plus the buffer amount of 10%.  The minimum payment at maturity is $100 per Buffered PLUS.

o	For example, if the underlying shares depreciate 40%, investors would lose 30% of their principal and receive only $700 per Buffered PLUS at maturity, or 70% of the stated principal amount.

December 2012	Page 3

Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due December 30, 2015
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪
Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Morgan Stanley.  If the final share price is less than 90% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of the underlying shares from the initial share price, plus $100 per Buffered PLUS.  Accordingly, investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

▪
The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,961 per Buffered PLUS, or 196.1% of the stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 196.1% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 48.05% of the initial share price will not further increase the return on the Buffered PLUS.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the Dow Jones U.S. Real Estate Index, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “iShares® Dow Jones U.S. Real Estate Index Fund Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪
The amount payable on the Buffered PLUS is not linked to the price of the underlying shares at any time other than the valuation date.  The final share price will be based on the closing price of one underlying share on the valuation date, subject to postponement for non-trading days and certain market disruption events.  Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date by more than 10% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop.  Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

December 2012	Page 4

Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due December 30, 2015
Buffered Performance Leveraged Upside SecuritiesSM

▪
Investing in the Buffered PLUS is not equivalent to investing in the underlying shares or the stocks composing the Dow Jones U.S. Real Estate Index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying shares, the Dow Jones U.S. Real Estate Index or the stocks (primarily REITS) that constitute the Dow Jones U.S. Real Estate Index.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the Dow Jones U.S. Real Estate Index.

▪
Investing in the Buffered PLUS exposes investors to risks which are especially significant in the real estate industry.  The Buffered PLUS are subject to certain risks applicable to the real estate industry.  The iShares® Dow Jones U.S. Real Estate Index Fund invests in companies that invest in real estate, primarily REITS or real estate holding companies, which exposes the Buffered PLUS to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated.  Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding.  The United States real estate market has recently suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen.  Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk.  Any of these risks could adversely impact the value of the Buffered PLUS.

▪
Adjustments to the underlying shares or to the Dow Jones U.S. Real Estate Index could adversely affect the value of the Buffered PLUS.  The investment advisor to the iShares® Dow Jones U.S. Real Estate Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® Dow Jones U.S. Real Estate Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.  Dow Jones & Company, Inc. (“Dow Jones”) is responsible for calculating and maintaining the Dow Jones U.S. Real Estate Index.  Dow Jones may add, delete or substitute the stocks constituting the Dow Jones U.S. Real Estate Index or make other methodological changes that could change the value of the Dow Jones U.S. Real Estate Index, and, consequently, the price of the underlying shares and the value of the Buffered PLUS.  Dow Jones may discontinue or suspend calculation or publication of the Dow Jones U.S. Real Estate Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The underlying shares and the Dow Jones U.S. Real Estate Index are different. The performance of the underlying shares may not exactly replicate the performance of the Dow Jones U.S. Real Estate Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the Dow Jones U.S. Real Estate Index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the Dow Jones U.S. Real Estate Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® Dow Jones U.S. Real Estate Index Fund, differences in trading hours between the underlying shares and the Dow Jones U.S. Real Estate Index or due to other circumstances.  The Investment Advisor may invest up to 10% of the iShares® Dow Jones U.S. Real Estate Index Fund’s assets in securities not included in the Dow Jones U.S. Real Estate Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other iShares® funds advised by the Investment Advisor.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Buffered PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Buffered PLUS and the cost of hedging our obligations under the Buffered PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do

December 2012	Page 5

Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due December 30, 2015
Buffered Performance Leveraged Upside SecuritiesSM

not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the iShares® Dow Jones U.S. Real Estate Index Fund.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the iShares® Dow Jones U.S. Real Estate Index Fund.  However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® Dow Jones U.S. Real Estate Index Fund.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered PLUS may be materially and adversely affected.

▪
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  MS & Co. may, but is not obligated to, make a market in the Buffered PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS.  As calculation agent, MS & Co. will determine the initial share price and the final share price, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the Dow Jones U.S. Real Estate Index or a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Buffered PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying shares or the Dow Jones U.S. Real Estate Index), including trading in the underlying shares and in other instruments related to the underlying shares or the Dow Jones U.S. Real Estate Index.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the Dow Jones U.S. Real Estate Index and other financial instruments related to the Dow Jones U.S. Real Estate Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the shares of the iShares® Dow Jones U.S. Real Estate Index Fund must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the iShares® Dow Jones U.S. Real Estate Index Fund on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (in which case an interest charge will be imposed).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and

December 2012	Page 6

Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due December 30, 2015
Buffered Performance Leveraged Upside SecuritiesSM

the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

December 2012	Page 7

Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due December 30, 2015
Buffered Performance Leveraged Upside SecuritiesSM

iShares® Dow Jones U.S. Real Estate Index Fund Overview

The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate IndexSM.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol IYR.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® Dow Jones U.S. Real Estate Index Fund is accurate or complete.

Information as of market close on December 24, 2012:

Bloomberg Ticker Symbol:	IYR
Current Share Price:	$64.71
52 Weeks Ago:	$57.11
52 Week High (on 9/14/2012):	$67.80
52 Week Low (on 1/4/2012):	$56.52

The following graph sets forth the daily closing values of the underlying shares for the period from January 1, 2007 through December 24, 2012.  The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period.  The closing price of the underlying shares on December 24, 2012 was $64.71.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Shares of the iShares® Dow Jones U.S. Real Estate Index Fund Daily Closing Prices January 1, 2007 to December 24, 2012

December 2012	Page 8

Buffered PLUS Based on the iShares® Dow Jones U.S. Real Estate Index Fund due December 30, 2015
Buffered Performance Leveraged Upside SecuritiesSM

iShares® Dow Jones U.S. Real Estate Index Fund (CUSIP: 464287739)	High ($)	Low ($)	Period End ($)
2007
First Quarter	94.71	82.34	85.27
Second Quarter	87.77	76.86	77.20
Third Quarter	80.25	67.79	76.57
Fourth Quarter	80.85	65.00	65.70
2008
First Quarter	68.22	59.02	65.10
Second Quarter	71.65	60.95	60.95
Third Quarter	67.20	56.34	61.95
Fourth Quarter	61.17	25.40	37.23
2009
First Quarter	37.26	22.21	25.46
Second Quarter	35.55	25.30	32.34
Third Quarter	45.04	29.88	42.66
Fourth Quarter	47.44	39.63	45.92
2010
First Quarter	50.83	42.45	49.78
Second Quarter	54.66	46.95	47.21
Third Quarter	55.21	45.32	52.88
Fourth Quarter	57.62	52.71	55.96
2011
First Quarter	60.58	55.59	59.40
Second Quarter	62.80	58.17	60.30
Third Quarter	62.92	49.14	50.57
Fourth Quarter	58.00	48.19	56.79
2012
First Quarter	62.57	56.52	62.29
Second Quarter	64.47	59.25	63.97
Third Quarter	67.80	64.07	64.39
Fourth Quarter (through December 24, 2012)	65.42	61.15	64.71

This document relates only to the Buffered PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares Trust could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of

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the Buffered PLUS, you should undertake an independent investigation of iShares Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The Buffered PLUS are not sponsored, endorsed, sold or promoted by BTC.  BTC makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The Dow Jones U.S. Real Estate IndexSM.  The Dow Jones U.S. Real Estate IndexSM attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITS”) industry, as well as companies in the real estate holding and development industry.  REITS are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.  The Dow Jones U.S. Real Estate IndexSM is sponsored by Dow Jones, an organization independent of the iShares® Dow Jones U.S. Real Estate Index Fund and BlackRock Fund Advisors.  Dow Jones determines the relative weightings of the securities in the Dow Jones U.S. Real Estate IndexSM and publishes information regarding the market value of the Dow Jones U.S. Real Estate IndexSM.

On November 4, 2011, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones joint venture that owns the Dow Jones Indexes business, announced a new joint venture, S&P/Dow Jones Indices, which will own the S&P Indices business and the Dow Jones Indexes business, including the Dow Jones U.S. Real Estate IndexSM.  McGraw-Hill and CME Group expect S&P/Dow Jones Indices to be operational in the first half of 2012, subject to regulatory approval and other conditions.

The Dow Jones U.S. Real Estate IndexSM is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones World IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate IndexSM.  Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITS also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate IndexSM, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate IndexSM is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate IndexSM are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

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In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate IndexSM is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB.  ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITS and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

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Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Share underlying index:	Dow Jones U.S. Real Estate Index
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Buffered PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered PLUS.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the PLUS—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws

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of any state, local or foreign taxing jurisdiction. Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the underlying shares and futures and options contracts on the underlying shares or any component stocks of the Dow Jones U.S. Real Estate Index listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the price of the underlying shares on the pricing date, and, therefore, could increase the price at which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Buffered PLUS, including on the valuation date, by purchasing and selling the underlying shares, options contracts relating to the underlying shares or any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying shares and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided

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further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments.  The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS.  The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the

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benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $1 for each Buffered PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution (Conflicts of Interest)" and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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